EXHIBIT 10.4

Spherion Corporation

Line of Business
Executive Management

2006 Variable Pay Plan

For Plan Year: Fiscal 2006

Introduction

The following Variable Pay Plan (the “Plan”) is designed to reward Plan Eligible Associates for achievement of specific goals as well as to provide an incentive to retain talent and encourage future performance with Spherion.  This Plan has been established to align your individual success with that of Spherion and your business unit.

Your dedication and commitment to the Company is greatly appreciated.  Thank you for your continued support now and in the future.

Effective Date/Plan Year

This Plan is in effect for Fiscal Year 2006 (January 2, 2006 through December 31, 2006) (the “Plan Year”).  This Plan supersedes any prior plans as of the date it becomes effective. This Plan may be extended beyond the Plan Year at the sole discretion of Spherion.

Eligibility

Eligibility to participate in this Plan is within Spherion’s sole discretion, but in general is based on an Associate’s position.  For purposes of this Plan, the term Plan Eligible Associate means an Associate who Spherion determines is eligible to participate in this Plan.

Eligibility begins on the first day of the accounting month after an Associate begins employment as a Plan Eligible Associate and terminates immediately when an Associate’s employment as a Plan Eligible Associate ends.

Change of Positions/Leave of Absence/ Other types of Pro-rated Compensation

In order to be eligible for or earn any compensation under this Plan, a Plan Eligible Associate must remain employed by Spherion in some capacity through the last date of the Variable Pay Period.  If the Plan Eligible Associate does not meet this condition, he/she will not earn any compensation under this Plan.  (See the Variable Pay Period/Payment Section below)   If a Plan Eligible Associate meets this condition, but was actively employed as a Plan Eligible Associate for only a part of the Variable Pay Period, his/her compensation under this Plan will be pro-rated based on the number of weeks he/she was actively employed as a Plan Eligible Associate.  Some examples include:

1.               New Hires

2.               Leave of Absence - LOA

3.               Change in Work Classification Status (full-time vs. part-time)

4.               Position Changes resulting in Incentive Plan &/or Salary Changes

5.               P&L Roll Up Structure Changes (with no position change)

For a detailed explanation of the administrative policies on how these and other types of Personnel Changes affect the Plan Eligible Associate’s compensation, please refer to the Pro-Ration Guidelines found on Explore under Business Process Map/Associate HR/Incentive Compensation Pro-Ration Guidelines.

Components

A Plan Eligible Associate has a Variable Pay Opportunity which is determined as a percentage (%) of his/her base salary.

To the extent permitted by the law, Spherion shall have the right to withhold, deduct, and/or set off any and all amounts for bad debts (including write-off’s), re-bills, credits, or other adjustments from the payment calculations.

The Variable Pay Opportunity is made up of two components: (1) Company EPS; and (2) Line of Business (LOB) Performance Zone (PZ) targets.  The specifics of these components are described in more detail below.

The targets have been established on the basis of anticipated growth rates, financial analysis, market analysis, Company objectives, and other considerations.      The targets have been set at the beginning of the year, but are subject to change at the sole discretion of the Company.  Any change to the targets will be communicated to the impacted Plan Eligible Associate.

1.              Company Earnings Per Share (EPS).   75% of the Variable Pay Opportunity is based on the Company attaining EPS from continuing operations  *   (adjusted for stock option accounting) for fiscal year 2006.   In order for a Plan Eligible Associate to earn any compensation under this EPS component, the Company must attain a minimum Threshold EPS of   *  from continuing operations.  No EPS component will be earned if 2006 EPS from continuing operations is less than the Threshold.  If the EPS Threshold is reached, the component payout will increase and be precisely interpolated between Goal Levels as reflected in the chart below:

Spherion EPS
(75% of Variable Pay Opportunity)

Goal Level	EPS from continuing operations		% of EPS Component Awarded
Achievement		*	200%
Target		*	100%
Threshold		*	5.88%
Below Threshold		*	0%

The EPS goal levels are set at the beginning of the year, but are subject to change at the sole discretion of the Company.  Any change to the EPS goal levels will be communicated to the Plan Eligible Associates.

Payout of this component will be capped at 200% of the EPS Component Awarded; provided however, in the event that Company EPS exceeds a 200% payout, the Compensation Committee, in its sole discretion, upon recommendation by the CEO may create and distribute a pool of additional payout dollars as it deems appropriate.

2.              LOB Performance Zone (LOB-PZ) Target.  25% of the Variable Pay Opportunity is based on the 2006 Performance Zone target established for the Plan Eligible Associate’s LOB.   In order for a Plan Eligible Associate to earn any compensation under this LOB-PZ component, LOB-PZ must attain a minimum Threshold of the Target PZ as reflected in the chart below.   Performance Zone theory of management advocates monitoring the activity of expense dollars and Gross Profit dollars to ensure

* Confidential portions omitted and filed separately with the Commission.

that Gross Profit dollars increase faster than expense dollars. Performance Zone is  specifically defined as the following equation:

1)              *

2)              *

3)              *

4)              *

5)              *

Operating Expenses will include interest allocation

LOB PZ
(25% of Variable Pay Opportunity)

Goal Level (Expressed as a % of Target)	Target PZ		% of PZ Component Payout
Above Target > (100%)		*	100%
Target (100%)		*	100%
Below Target < (100%)		*	0%

Please see the example provided at the end of this Plan.

Variable Pay Period/ Payment

The “Variable Pay Period” is the Plan Year.  Compensation under this Plan is based on annual results and is therefore earned on an annual basis.  A Plan Eligible Associate must be employed by Spherion through the last date of the Variable Pay Period to be eligible for or earn any compensation under this Plan.  (See Termination of Employment Section Below)  Any compensation earned under this Plan will be paid within 45 business days after the close of the accounting year.

Termination of Employment

Eligibility to participate in and ability to earn any, or receive any compensation under this Plan ceases immediately upon termination of employment with Spherion regardless of whether such termination of employment is due to resignation, termination without cause, termination for cause, or otherwise.

A Plan Eligible Associate, whose employment with Spherion terminates prior to the end of the Variable Pay Period, will not be eligible for or be considered to have earned compensation under this Plan in whole or in part.

In addition, any Plan Eligible Associate who resigns his/her employment or who is terminated for cause after the end of the Variable Pay Period but before Spherion pays the actual compensation earned under this Plan will not be eligible for or be considered to have earned any compensation under this Plan.   If a Plan Eligible Associate is terminated by Spherion without cause after the Variable Pay Period but before Spherion pays the compensation, the

* Confidential portions omitted and filed separately with the Commission.

Plan Eligible Associate will be considered to have earned compensation under this Plan through the end of the Variable Pay Period.

Retention Bonus

If variable pay that exceeds 200% of the Plan Eligible Associate’s opportunity is calculated, this retention bonus will be distributed along with the regularly scheduled variable pay compensation for Fiscal Year 2007 (within 45 business days after the close of the 2007 accounting year).  In order to earn the retention bonus, the Plan Eligible Associate must still be employed with Spherion on the date the payment is made; provided, that if a Plan Eligible Associate is terminated by Spherion without cause during the period between the end of the Variable Pay Period and the date the retention bonus is paid, the Plan Eligible Associate will still be eligible to receive the retention bonus.

Disputes

If there is a dispute related to this Plan, including, but not limited to, a dispute over eligibility or award, it will be resolved by the Principal Executive Officer or his/her designee, whose decision shall be final.

At-Will Employment

The only matter this Plan is intended to address is variable pay compensation.  Nothing in this Plan shall alter or be construed as to alter the at-will employment status of any Plan Eligible Associate.  The Plan Eligible Associate’s employment is at-will and may be terminated by either party at any time, with or without cause.

Amendments, Exceptions, or Termination of the Plan

The Principal Executive Officer or his/her designee will administer this Plan and have the power to implement, operate, and interpret this Plan and to take such action as he/she deems equitable and consistent with the purpose of this Plan in particular circumstances.   No exception or modification to this Plan will be valid unless it has been approved in writing by a Principal Executive Officer or his/her designee.

The Company reserves the right to change, modify, alter, amend, or cancel this Plan at any time, with or without notice and with or without consideration.

Acknowledgement

Plan Eligible Associate acknowledges that he/she has reviewed the Plan and will address any of his/her questions to the Spherion Compensation Department.  Plan Eligible Associate hereby reaffirms his/her Acknowledgement of the Plan.

EXAMPLE (This example is not intended to imply any actual percentages, payout, or targets under this Variable Pay Plan.  It is merely for illustrative purposes to show how the Variable Pay Plan components may be calculated in a hypothetical situation)

Executive Management Variable Pay Plan
Line of Business Employees

2006 Variable Pay Plan Example

Assumptions:
Base Salary		$225,000
Variable Pay Opportunity (% of base)		50%
Variable Pay Opportunity ($)	$225,000 x 50%	$112,500
Spherion EPS target			*
LOB PZ target			*

Year End Results

1. Spherion EPS	Target		*
2. LOB PZ	Target		*

Variable Pay Calculation:
EPS	($112,500 x 75%) x 100%	$84,375
LOB PZ	($112,500 x 25%) x 100%	$28,125
Total Variable Pay	$84,375 + $28,125	$112,500

* Confidential portions omitted and filed separately with the Commission.

EXHIBIT A

Executive Name	Title	Annual Incentive Award Target
Byrne K. Mulrooney	President, Staffing Services	75% of annual base salary